UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 1)

                                 Urologix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   917273 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

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                                                             13G
CUSIP No.  917273 10 4                                                                     Page 2 of 14 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          InterWest Partners IV, a California limited partnership
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  0
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 2 of 14 pages

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                                                             13G
CUSIP No. 917273 10 4                                                                      Page 3 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          InterWest Management Partners IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  0
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 3 of 14 pages

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                                                             13G
CUSIP No. 917273 10 4                                                                      Page 4 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Harvey B. Cash
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  3,471
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       3,471
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- ---------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,471
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.03%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 4 of 14 pages

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                                                             13G
CUSIP No. 917273 10 4                                                                      Page 5 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Alan W. Crites
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  2,929
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       2,929
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,929
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.03%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 5 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 917273 10 4                                                                      Page 6 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Philip T. Gianos
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  9,339
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       9,339
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,339
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.09%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 6 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 917273 10 4                                                                      Page 7 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Wallace R. Hawley
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  0
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 7 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 917273 10 4                                                                      Page 8 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          W. Scott Hedrick
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  0
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 8 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 917273 10 4                                                                      Page 9 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          W. Stephen Holmes III

--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  1,844
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,844
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.02%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 9 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 917273 10 4                                                                      Page 10 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Robert R. Momsen
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

            NUMBER OF                  18,727
             SHARES           -------- --------------------------------------------------------------------------------
          BENEFICIALLY           6     SHARED VOTING POWER
            OWNED BY
         EACH REPORTING                0
           PERSON WITH        -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       18,727
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          18,727
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.17%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 10 of 14 pages

Item 1.

(a)     Name of Issuer:  Urologix, Inc. ("Issuer")


(b)     Address of Issuer's Principal Executive Offices:

        14405 Twenty-First Avenue North
        Minneapolis, MN 55447

Item 2.

(a)     Name of Person(s) Filing:

        InterWest Partners IV, L.P., a California limited partnership ("IWP IV") InterWest Management Partners IV, L.P. ("IMP IV")
        Harvey B. Cash ("Cash")
        Alan W. Crites ("Crites")
        Philip T. Gianos ("Gianos")
        Wallace R. Hawley ("Hawley")
        W. Scott Hedrick ("Hedrick")
        W.    Stephen Holmes ("Holmes")
        Robert R. Momsen ("Momsen")


(b)     Address of Principal Business Office or, if none, Residence:

        3000 Sand Hill Road
        Building 3, Suite 255
        Menlo Park, CA 94025

(c)     Citizenship/Place of Organization:

        IWP IV:      California
        IMP IV:      California
        Cash:        United States
        Crites:      United States
        Gianos:      United States
        Hawley:      United States
        Hedrick:     United States
        Holmes:      United States
        Momsen:      United States


(d)     Title of Class of Securities:  Common Stock

(e)     CUSIP Number:     917273 10 4

Item 3.       Not applicable.


                               Page 11 of 14 pages

Item 4         Ownership.
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
                                                                                                                Each
                                                                                                                Other
                      IWP IV     IMP IV        Cash        Crites       Gianos       Holmes       Momsen     Individual *
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
(a)    Beneficial
       Ownership             0          0         3,471        2,929        9,339        1,844       18,727            0
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
(b)    Percentage
       of Class           0.0%       0.0%         0.03%        0.03%        0.09%        0.02%        0.17%         0.0%
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
(c)    Sole Voting
       Power                 0          0         3,471        2,929        9,339        1,844       18,727            0
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
       Shared
       Voting
       Power                 0          0             0            0            0            0            0            0
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
       Sole
       Dispositive
       Power                 0          0         3,471        2,929        9,339        1,844       18,727            0
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
       Shared
       Dispositive
       Power                 0          0             0            0            0            0            0            0
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------

*    Includes Hawley and Hedrick

Item 5.        Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP IV, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                               Page 12 of 14 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 1998


INTERWEST PARTNERS IV, L.P., a California                -----------------------
limited partnership                                      Harvey B. Cash

By:    InterWest Management Partners IV, L.P.            -----------------------
                                                         Alan W. Crites
       By:
           ---------------------------------
           General Partner                               -----------------------
                                                         Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS IV, L.P.
                                                         -----------------------
By:                                                      Wallace R. Hawley
  ------------------------------------------
  General Partner
                                                         -----------------------
                                                         W. Scott Hedrick

                                                         -----------------------
                                                         W. Stephen Holmes III

                                                         -----------------------
                                                         Robert R. Momsen





                               Page 13 of 14 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 1998


INTERWEST PARTNERS IV, L.P., a California                  --------------------
limited partnership                                        Harvey B. Cash

By:    InterWest Management Partners IV, L.P.              --------------------
                                                           Alan W. Crites
       By: ----------------------------------
           General Partner                                 --------------------
                                                           Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS IV, L.P.

By:                                                        --------------------
   ------------------------------------------              Wallace R. Hawley
       General Partner
                                                           --------------------
                                                           W. Scott Hedrick

                                                           --------------------
                                                           W. Stephen Holmes III

                                                           ---------------------
                                                           Robert R. Momsen

                              Page 14 of 14 pages